Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form S-1 of KBS International Holdings Inc. (formerly known as Bay Peak 1 Opportunity Corp.) (the “Company”) dated August 12, 2011 of our report dated April 29, 2011 relating to the consolidated financial statements of the Company for each of the two years in the period ended December 31, 2010 (which express an unqualified opinion).

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
August 12, 2011